Exhibit 10.4

STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of January 31, 2017 (the “Grant Date”), is made by and between Laureate Education, Inc., a Delaware public benefit corporation (hereinafter referred to as “Laureate”), and the individual whose name is set forth on the signature page hereof, who is an Eligible Individual, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Laureate Education, Inc. 2013 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

WHEREAS, Laureate wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, the Administrator has determined that it would be to the advantage and best interest of Laureate and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during the Optionee’s service relationship with the Company, and has advised Laureate thereof and instructed the undersigned officers to issue said Option; and

WHEREAS, the Administrator now finds it desirable and in the best interest of Laureate to satisfy all obligations to grant stock options to the Optionee pursuant to the letter agreement dated January 30, 2017, by and between the Optionee and Wengen Alberta, Limited Partnership (the “Letter Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.   Company

“Company” shall mean Laureate and its Subsidiaries.

Section 1.2.   Eligible Individual

“Eligible Individual” shall mean an officer or employee of, and other individual, including a non-employee director, who is a natural person providing bona fide services to or for, Laureate or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Laureate’s securities.

Section 1.3.   Option

“Option” shall mean the option granted under Section 2.1 of this Agreement.

Section 1.4.   Secretary

“Secretary” shall mean the Secretary of Laureate.

Section 1.5.   Share

“Share” shall mean a share of Class B common stock, par value $0.004 per share, of Laureate.

ARTICLE II

GRANT OF OPTION

Section 2.1.   Grant of Option

For good and valuable consideration, on and as of the Grant Date, Laureate grants to the Optionee an Option to purchase the number of Shares set forth on the signature page hereof, on the terms and conditions set forth in this Agreement.

Section 2.2.   Exercise Price

Subject to Section 2.5, the exercise price per Share covered by the Option (the “Exercise Price”) shall be as set forth on the signature page hereof.

Section 2.3.   No Guarantee of Employment or Service Relationship

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment or service of the Optionee at any time for any reason whatsoever, with or without cause or notice, subject to the applicable provisions of, if any, the Optionee’s employment or service agreement with or offer letter provided by the Company to the Optionee and subject to applicable law.  Nothing in this Agreement or in the Plan shall serve as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice, subject to applicable law.

Section 2.4.   Nonqualified Nature of the Option

The Option is not intended to qualify as an incentive stock option within the meaning of Code section 422, and this Agreement shall be so construed.

Section 2.5.   Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 10, 11 and 12 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.   Commencement of Exercisability

The Option shall be fully vested and exercisable upon the closing of the initial public offering of shares of Laureate’s Class A common stock, par value $0.004 per share, (the “Closing”) that is effected pursuant to a Registration Statement on Form S-1 (File No. 333-207243) that was filed with, and has been declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), provided that the Optionee remains an Eligible Individual from the Grant Date through such Closing.  The Option shall be entirely unvested and unexercisable before the Closing.

Section 3.2.   Expiration of Option

The Option will expire and be of no further effect on the thirtieth (30th) day after the Grant Date (the “IPO Deadline”) if the Closing does not occur on or before the IPO Deadline, and no consideration shall be paid in connection with such expiration.  If the Option remains in effect after the IPO Deadline, the Option will expire on the Expiration Date of the Option set forth on the signature page hereof, and the Optionee may not exercise any portion of the Option after such Expiration Date.  The Administrator may terminate the Option earlier in its discretion under Section 11 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.   Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise the Option or any portion thereof.  After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s last will and testament or under the then applicable laws of descent and distribution.  Notwithstanding the foregoing, any exercisable portion of the Option may be exercised by a permitted transferee of the Optionee under Section 5.2 hereof and Section 9(b) of the Plan.

Section 4.2.   Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3.   Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)         Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)         (i) Full payment (in cash, by check or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised, (ii) to the extent permitted by the Administrator in a manner that is compliant with the terms of the Plan, indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to Laureate pursuant to clause (i) of this subsection (b), or (iii) a broker-assisted cashless exercise through a brokerage firm designated or approved by the Administrator;

(c)          (i) Full payment (in cash, by check or by a combination thereof) to satisfy the withholding tax obligation with respect to which such Option or portion thereof is exercised or (ii) to the extent permitted by the Administrator in a manner that is compliant with the terms of the Plan, indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee upon exercise of such Option (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such exercise, equal to the payment to satisfy the minimum withholding tax obligation that would otherwise be required to be made by the Optionee to Laureate pursuant to clause (i) of this subsection (c);

(d)         A bona fide written representation and agreement, in a form satisfactory to the Administrator, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for his or her own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Act, and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Administrator may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e)  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Administrator may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of the Option does not violate the Act, and may issue stop-transfer orders covering such Shares.  The written representation and agreement referred to in subsection (d) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such Shares.

(f)          At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due to the Optionee and otherwise agrees to make adequate provision for foreign (non-US), federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Option.  The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option or issuance of Shares upon exercise.

Section 4.4.   Conditions to Issuance of Stock Certificates

The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by Laureate.  Such Shares shall be fully paid and nonassessable.  In its discretion, Laureate may deliver share certificates or may retain such Shares in uncertificated book-entry form.  Laureate shall not be required to issue Shares or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)         The obtaining of approval or other clearance from any state or federal governmental agency which the Administrator shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

(b)         The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.   Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of Laureate in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by Laureate to such holder upon satisfaction of the conditions set forth in Section 4.4 or unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.  Upon fulfillment of such conditions, Laureate shall be required to issue and deliver such certificate or certificates, unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.  The Optionee hereby authorizes Laureate, in its sole discretion, to deposit for the benefit of the Optionee with any broker with which the Optionee has an account relationship of which Laureate has notice any or all Shares acquired by the Optionee pursuant to the exercise of the Option.

ARTICLE V

MISCELLANEOUS

Section 5.1.   Administration

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and this Agreement.

Section 5.2.   Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or transfers for estate planning purposes pursuant to Section 9(b) of the Plan.

Section 5.3.   Notices

Any notice to be given under the terms of this Agreement to Laureate shall be addressed to Laureate in care of its Secretary, and any notice to be given to the Optionee shall be addressed to the Secretary at the physical or electronic address given beneath the Secretary’s signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to it.  Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier, or (iv) delivered by email to an electronic mail address provided by the Optionee.

Section 5.4.   Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.   Applicability of Plan

The Option and the Shares issued to the Optionee (or other proper holder of the Option) upon exercise of the Option shall be subject to all of the terms and provisions of the Plan.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 5.6.   Service and Employment Acknowledgments.

By accepting the Option and signing this Agreement, the Optionee acknowledges and agrees that:  (i) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement; (ii) the Optionee is voluntarily participating in the Plan; (iii) the award of an Option is a one-time benefit which does not create any contractual or other right to receive future awards of Options, or compensation or benefits in lieu of Options, even if Options have been awarded repeatedly in the past; (iv) all determinations with respect to any such future awards, including, but not limited to, the times when Options shall be awarded or shall become vested or exercisable and the number of Options subject to each award, will be at the sole discretion of the Administrator; (v) the value of the Option is an extraordinary item of compensation which is outside the scope of the Optionee’s employment or service contract, if any; (vi) the value of the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension, welfare or retirement benefits; (vii) the value of the Options and the underlying Shares cannot be predicted with certainty and will change over time and the Company does not guarantee any future value; (viii) nothing in this Agreement shall confer upon the Optionee any right to continue in the service of the Company or interfere in any way with any right of the Company to terminate the Optionee’s service as a director, an employee or consultant, as the case may be, at any time, subject to applicable law; the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the Shares underlying the Option; and (ix) no claim or entitlement to compensation or damages arises if the value of the Option or the underlying Shares decreases and in consideration for the grant of the Option the Optionee irrevocably releases the Company from any claim or entitlement to compensation or damages that does arise in connection with the Option.

Section 5.7.   Personal Data.

For purposes of the implementation, administration and management of the Option and the Plan or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), the Optionee explicitly and unambiguously consents, by accepting this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of the Optionee’s personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction.  The Optionee understands that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social insurance number, tax identification number, date of birth, nationality, job title or duties, salary and payroll location, data for tax withholding purposes and Options awarded, cancelled, vested and unvested) is held by the Company and may be transferred to any broker designated by the Administrator or third parties assisting in the implementation, administration and management of the Options or the Plan or the effectuation of a Corporate Transaction and the Optionee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data, in electronic or other form, by the recipient(s) for these purposes.  The Optionee understands that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country.  The Optionee understands that personal data will be held only as long as is necessary to implement, administer and manage the Option or Plan or effect a Corporate Transaction.  The Optionee understands that, to the extent required by applicable law, the Optionee may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary.  The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to accept an award of Options or otherwise participate in the Plan.

Section 5.8.   Electronic Delivery of Documents.

(a)         Methods of Delivery.  The Company may from time to time electronically deliver, via e-mail or posting on the Company’s website, this Agreement, information with respect to the Plan or the Option, any amendments to the Agreement, and any reports of the Company provided generally to the Company’s stockholders.  The Optionee may receive from the Company, at no cost, a paper copy of any electronically delivered documents by contacting the Secretary.

(b)         Consent and Acknowledgment.  By signing this Agreement, the Optionee (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and the Option and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledges that the Optionee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Company by telephone or in writing; (iii) further acknowledges that the Optionee may revoke the Optionee’s consent to the electronic delivery of documents at any time by notifying the

Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that the Optionee understands that the Optionee is not required to consent to electronic delivery of documents.

Section 5.9.   Amendment; Entire Agreement

This Agreement may be amended from time to time only by written agreement between the Optionee and the Company.  This Agreement constitutes the entire agreement among the parties with respect to any agreements regarding the equity-based incentive awards referenced on the Optionee’s signature page hereto and supersedes all prior and contemporaneous agreements (including the Letter Agreement and any change in control, executive retention, employment or other agreements regarding the vesting of the equity-based incentive awards referenced on the Optionee’s signature page hereto, or payment of cash or Shares in respect of these equity-based awards upon a termination of the Optionee’s employment with the Company or other termination of status as an Eligible Individual), discussions, understandings and negotiations, whether written or oral, with respect to any of the foregoing.

Section 5.10.   Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.11.   Resolution of Disputes

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.  The Optionee agrees that before the Optionee may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement the Optionee will first exhaust his administrative remedies before the Administrator.  The Optionee further agrees that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to the Optionee’s satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

Section 5.12.   Section 409A

This Agreement and the Option granted hereunder are intended to be exempt from Section 409A of the Code.  This Agreement and the Option shall be administered, interpreted and construed in a manner consistent with this intent.  Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.  Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring the Optionee’s consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.  The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to the Optionee.

Section 5.13.   Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Signature Pages to follow.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
Name:	Eilif Serck-Hanssen
Title:	Executive Vice President and Chief Financial Officer

[signature page to the Stock Option Agreement]

OPTIONEE NAME:  Douglas L. Becker

I acknowledge that I have carefully read the Agreement and the Plan and agree to be bound by all of the provisions set forth in these documents.

OPTIONEE SIGNATURE:	/s/ Douglas L. Becker

Address: (to be completed by Optionee:)

Shares subject to Option:  1,386,549 Shares

Grant Date:  January 31, 2017

Exercise Price:  $21.32 per share

Expiration Date:  December 31, 2019

[signature page to the Stock Option Agreement]